Exhibit 99.1

www.hearstargyle.com
NEWS

Contact:	Thomas W. Campo
(212) 887-6827
tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR
THE QUARTER ENDED SEPTEMBER 30, 2006

NEW YORK, N.Y., October 26, 2006 — Hearst-Argyle Television, Inc. (NYSE: HTV) today announced earnings per diluted share of $0.18 for the three months ended September 30, 2006 compared to $0.13 per share for the same period in 2005.  Current period results reflect double-digit revenue growth primarily driven by political advertising. Also, new stock based compensation expense of $1.9 million represented $0.01 per share on an after-tax basis.

WKCF-TV Acquisition

As previously reported, on August 31, 2006, the Company acquired WKCF-TV, the CW affiliate serving Orlando, Florida, for $217.5 million. The transaction created a duopoly with the Company’s WESH-TV, an NBC affiliate. The strategic, operational and financial synergies provide an excellent opportunity for both stations to better serve the Orlando community. The Company funded the transaction with $117.5 million of available cash on hand plus a $100 million advance under its bank credit facility.

Results for the Quarter Ended September 30, 2006 versus September 30, 2005

For the quarter ended September 30, 2006, total revenue increased 11% to $183.0 million from $164.2 million. The increase primarily reflects a 10% or $14 million increase in net advertising sales, a $3.6 million increase in net digital revenue, and a $2.1 million increase in retransmission revenue, offset by a $1.8 million decrease in network compensation. Net advertising sales included $23.4 million of net political revenue, up from $2.4 million, and a modest contribution from one month of revenue from WKCF-TV.  The stations recorded increases in the retail, furniture and housewares, telecommunications, soft liquor and attractions categories. The automotive category, which represented 26% of net advertising sales, declined 10.5%.

Adjusted EBITDA, a non-GAAP financial measure, increased 18% in the quarter to $57.8 million up from $49.0 million in the prior year period, reflecting the increase in revenue and $1.9 million of stock-based compensation expense in the quarter.

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Commenting on the quarter, David Barrett, President and Chief Executive Officer said, “Our Company’s financial results for the third quarter were expectedly strong, as we capitalized on significant political spending in a number of our markets, and translated our strong local market leadership positions into improved revenue and profitability versus the prior year period.

“We are delighted with our highly strategic acquisition of WKCF-TV in Orlando, and pleased that the integration of that station with WESH-TV has been very efficient.  We are also pleased with the progress we are making on the digital media front.  Website visits, page views, ad revenue growth, and positive cash flow are all indicative of the growing impact of our Internet businesses, and we will continue to support these digital media initiatives with on-going investment, confident that we are creating new and real value in these new business lines.

“While most of our stations are achieving strong results, several isolated markets are struggling with sluggish local economies.  Core ad spending reflects a mix of strong and weak category performers.  Automotive spending continues to be soft in certain markets, but broad-based growth in retail and telcom is an encouraging positive barometer.

“The Hearst-Argyle local stations continue to be strong vital businesses, well positioned to profitably compete for viewers and advertisers in our core television business and on our new digital media platforms.  The strength of our Company’s balance sheet, our attractive assets, and our skilled management teams enable us to achieve top-tier performance in a highly competitive and challenging media environment.

“Our current momentum should carry through the fourth quarter, and we expect to achieve full-year results at the high end of revenue growth projections we provided in the 2006 annual guidance this past February,” Barrett concluded.

Liquidity and Capital Resources

Harry Hawks, Executive Vice President and Chief Financial Officer said, “The Company’s strong financial position and continued healthy cash flow have supported our efforts to invest in our core business, pursue new strategic initiatives and return capital to shareholders while preserving financial flexibility and liquidity.

“So far this year, we have continued to invest in the future of our business:

•      We acquired WKCF-TV for $217.5 million;

•      funded $38.3 million of capital expenditures; and

•      funded $10.7 million of strategic investments.

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“In addition, we have continued the trend of recent years of returning capital to stakeholders while conservatively managing our balance sheet:

•      We paid $19.5 million in dividends on our Common Stock;

•      paid $7.3 million in dividends on our Convertible Preferred securities issued by our Capital Trust;

•      repurchased 129,150 shares for $2.8 million; and

•      repurchased $10 million of our public bonds.

“As of September 30, 2006, our total debt was $957 million, our cash balance was $81 million, and we had $150 million available under our revolver.  There is more than sufficient liquidity to fund a scheduled $90 million paydown of long-term debt in the fourth quarter.”

Updated 2006 Outlook
and
Supplemental Expense and Expenditure Information
For the Quarter Ended September 30, 2006 versus September 30, 2005

Hawks added, “On February 23, 2006, we gave a revenue outlook for the year of $756 to $777 million, including estimated net political revenue of $50 to $60 million. Given the better than expected political revenue we’ve realized, which has helped to offset some very targeted regional weakness, primarily in the auto category, and with the addition of four months of WKCF results, we now expect full-year revenue to be at the high end of prior guidance.”

Salaries, Benefits and Other Operating (SB&O) Expense: For the quarter ended September 30, 2006, SB&O expense increased 6% or $5.5 million primarily attributable to:  new digital-media expenses of $2.3 million not reflected in the comparable prior-year period; higher payroll, pension and employee benefits expense of $1.5 million; and new stock-based compensation expense of $0.9 million.  For the full year, after giving effect to incremental expenses related to WKCF, miscellaneous expense reductions, and the anticipated benefit of partial insurance recoveries, the outlook remains $394 million, unchanged from prior guidance.

Amortization of Program Rights increased $2.6 million as expected during the quarter due mainly to the renewal of certain popular shows at increased rates and, to a lesser extent, the acquisition of WKCF. For the full year 2006, program amortization and payments are each expected to be $68 million, an increase of $3 million from prior guidance due entirely to the acquisition of WKCF.

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Depreciation and amortization: Depreciation and amortization increased $2.2 million during the third quarter due in part to the accelerated depreciation of certain analog equipment.  Beginning January 1, 2006, the Company assumed a shorter useful life for certain analog equipment as a result of the new government mandated digital conversion deadline of February 17, 2009.  For the full year, depreciation and amortization are expected to be $61 million, unchanged from prior guidance.

Corporate, general and administrative expense: Corporate, general and administrative expense increased $1.9 million in the quarter primarily due to the addition of $1.0 million of stock-based compensation expense and the earlier timing of professional fees.   For the full year, G&A expense is expected to be $31 million, virtually unchanged from prior guidance.

Interest Expense, net and Interest Income: Interest income increased during the quarter due to higher interest earnings on cash.  For the full year, interest expense, net of interest income is expected to be $60 million, up from the prior guidance of $58.0 million, as a result of $100 million borrowed under the credit facility on August 31, 2006.

Income tax expense:  The Company recorded income tax expense of $9.5 million compared to $7.3 million in third-quarter 2005. The effective tax rate for the full year 2006 is expected to be approximately 38%.

Equity in income of affiliates, net of tax:  Equity income represents our share of income from our investment in Internet Broadcasting, a national network of local news-oriented websites, offset by losses from start-up Ripe Digital Entertainment, a digital entertainment service distributed via video on demand, broadband and mobile. For the full year 2006, equity in income of affiliates is expected to break-even.

Capital Expenditures: Capital expenditures for the quarter were approximately $18 million and are expected to be approximately $65 million for the full year consistent with prior guidance. The Company is investing in high definition production, IT infrastructure, building renovations, and integrating WKCF into our WESH facility.

Share Purchases by Hearst:  During the third quarter and nine months ended September 30, 2006, Hearst Corporation purchased approximately 684,850 and 3,450,470 shares of Hearst-Argyle Series A Common Stock, respectively. From May 1998 through September 2006, Hearst purchased approximately 23.8 million shares pursuant to its 25 million share purchase authorization.  Also, Hearst purchased 3.7 million shares directly from the Company in 1999.  As of September 30, 2006, Hearst Corporation owned 68.8 million shares or approximately 74% of Hearst-Argyle’s total outstanding common stock.

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Non-GAAP Measures

For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release.  An updated Supplemental Disclosures reconciliation table will also be posted quarterly to the Company’s Web site, www.hearstargyle.com, in the Investor Relations section.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 26 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of America’s largest television station groups.  Hearst-Argyle owns 12 ABC-affiliated stations, and manages an additional ABC station owned by Hearst Corporation, and is the largest ABC affiliate group. The Company also owns 10 NBC affiliates, and is the second-largest NBC affiliate owner, and owns two CBS affiliates.  Also, Hearst-Argyle owns more than 30 websites and operates several digital weather channels. As of September 30, 2006, Hearst Corporation owned approximately 74% of Hearst-Argyle’s total outstanding common stock.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-), each with a stable outlook.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  We base these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from:

•      Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•      Local regulatory actions and conditions in the areas in which our stations operate;

•      Competition in the broadcast television markets we serve;

•      Our ability to obtain quality programming for our television stations;

•      Successful integration of television stations we acquire;

•      Pricing fluctuations in local and national advertising;

•      Changes in national and regional economies;

•      Changes in advertising trends and our advertisers’ financial condition; and

•      Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Hearst-Argyle Television, Inc.
Consolidated Statements of Income

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006 (1)	2005 (1)	2004 (1)	2006 (1)	2005 (1)	2004 (1)
	(In thousands, except per share data)			(In thousands, except per share data)

Total revenue (2)	$182,993	$164,173	$194,011	$550,974	$514,905	$558,833

Station operating expenses:
Salaries, benefits and other operating costs	99,574	94,050	89,411	294,016	273,333	261,215
Amortization of program rights	17,751	15,155	15,352	49,034	45,648	45,481
Depreciation and amortization	14,634	12,427	12,464	46,103	38,861	37,315
Corporate, general and administrative expenses	7,868	6,003	6,048	22,766	17,559	17,750
Operating income	43,166	36,538	70,736	139,055	139,504	197,072

Interest expense	16,427	16,385	16,194	48,942	49,050	49,252
Interest income	(1,736)	(972)	(362)	(4,983)	(2,174)	(999)
Interest expense, net - Capital Trust	2,438	2,438	3,750	7,313	7,313	11,250
Other expense	—	—	2,500	2,501	—	2,500

Income before income taxes	26,037	18,687	48,654	85,282	85,315	135,069

Income tax expense	9,531	7,288	18,537	30,807	(4,154)	51,461
Equity in loss (income) of affiliates, net of tax (3)	(37)	(279)	(311)	(102)	(899)	(721)
Net income	16,543	11,678	30,428	54,577	90,368	84,329

Less preferred stock dividends	—	—	272	—	2	816
Income applicable to common stockholders	$16,543	$11,678	$30,156	$54,577	$90,366	$83,513

Income per common share, basic	$0.18	$0.13	$0.32	$0.59	$0.97	$0.90
Number of common shares used in the calculation	92,721	92,867	$92,938	92,703	92,842	92,976

Income per common share, diluted	$0.18	$0.13	$0.32	$0.59	$0.96	$0.89
Number of common shares used in the calculation (4)	93,154	93,254	101,263	93,177	98,388	101,471

Dividends per common share declared	$0.07	$0.07	$0.06	$0.21	$0.21	$0.18

Supplemental Financial Data:
Net local & national ad revenue (excluding political)	$138,643	$145,372	$153,547	$453,448	$460,669	$460,357
Net digital media revenue	3,677	113	—	10,227	205	—
Net political revenue	23,429	2,435	22,135	38,490	5,489	44,191
Network compensation	2,610	4,458	7,352	6,868	14,272	21,895
Retransmission consent revenue	4,722	2,604	258	13,351	5,223	1,268
Other revenues	9,912	9,191	10,719	28,590	29,047	31,122
Stock based compensation expense	1,859	—	—	5,764	—	—

Net cash provided by operating activities	$65,453	$42,855	$51,886	$154,282	$97,498	$140,643
Program payments	$17,587	$15,721	$15,462	$48,816	$47,467	$45,848
Capital expenditures	$17,689	$8,139	$9,116	$38,288	$24,706	$25,781
Cash paid for income taxes, net of refunds (5)	$13,769	$7,830	$22,592	$26,656	$35,717	$41,073

Cash				$80,804	$126,694	$126,584
Debt, net of cash				$876,378	$755,534	$755,862
Note payable to Capital Trust				$134,021	$134,021	$206,186
Common shares outstanding, net of treasury shares				92,706	92,911	92,733

Supplemental Non-GAAP Data (*):
Adjusted EBITDA (A)	$57,800	$48,965	$83,200	$185,158	$178,365	$234,387
Free cash flow	$47,764	$34,716	$42,770	$115,994	$72,792	$114,862

(*)    See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

(A)   Current year periods include stock based compensation expense.

See accompanying notes on the following pages.

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Notes to Consolidated Statements of Income

(1)   Includes (i) the results of the Company’s 25 television stations which were owned for the entire period presented; (ii) the results of operations of WKCF-TV, which was acquired on August 31, 2006, subsequent to the acquisition date; and (ii) the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

(2)   Total revenue includes local & national, digital and political advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and other revenue consisting primarily of trade and barter revenue.

(3)   Primarily represents the Company’s equity interests in the operating results of (i) Internet Broadcasting and (ii) Ripe Digital Entertainment and other investments. Prior year amounts have been reclassed to conform with current year presentation.

(4)   Common shares used in the calculation of diluted EPS for the three and nine months ended September 30, 2006 do not include 5,128,205 shares of Series A common stock to be issued upon the conversion of 2,600,000 shares of 7.5% Series B Preferred Securities because to do so would be anti-dilutive. For the three months ended September 30, 2005, diluted shares do not include 5,128,205 common shares underlying the Series B Redeemable Convertible Preferred Securities because to do so would have been antidilutive. For the nine months ended September 30, 2005, diluted shares include 5,127,882 common shares underlying the Series B Redeemable Convertible Preferred Securities. When the securities related to the Capital Trust are dilutive, the interest, net of tax, related to the Capital Trust is added back to Income applicable to common stockholders for purposes of the diluted EPS calculation.

(5)   Cash paid for income taxes is presented net of tax refunds received by the Company.

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Hearst-Argyle Television, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense; interest income, interest expense, net — Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations. Current year periods include stock based compensation expense.

•      Interest expense, Interest income and Interest expense, net — Capital Trust.  By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures.  Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•      Income taxes.  By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates.  Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

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Hearst-Argyle Television, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

(continued)

•      Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•      Equity in income of affiliates, net.  This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests.  As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results.  However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006	2005	2004	2006	2005	2004
	(In thousands)			(In thousands)

Net income	$16,543	$11,678	$30,428	$54,577	$90,368	$84,329
Add: Income taxes	9,531	7,288	18,537	30,807	(4,154)	51,461
Add: Equity in (income) loss of affiliates, net of tax	(37)	(279)	(311)	(102)	(899)	(721)
Add: Interest expense, net - Capital Trust	2,438	2,438	3,750	7,313	7,313	11,250
Add: Interest expense	16,427	16,385	16,194	48,942	49,050	49,252
Less: Interest Income	(1,736)	(972)	(362)	(4,983)	(2,174)	(999)
Add: Other expense	—	—	2,500	2,501	—	2,500
Operating income	43,166	36,538	70,736	139,055	139,504	197,072
Add: Depreciation and amortization	14,634	12,427	12,464	46,103	38,861	37,315
Adjusted EBITDA	$57,800	$48,965	$83,200	$185,158	$178,365	$234,387

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Hearst-Argyle Television, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

(continued)

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006	2005	2004	2006	2005	2004
	(In thousands)			(In thousands)

Net cash flow provided by operating activities	$65,453	$42,855	$51,886	$154,282	$97,498	$140,643
Less capital expenditures	17,689	8,139	9,116	38,288	24,706	25,781
Free cash flow	$47,764	$34,716	$42,770	$115,994	$72,792	$114,862